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                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549


                                   FORM 8-K


                            Current Report Pursuant
                         to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934


     Date of report (Date of earliest event reported): September 17, 1999


                               IMAX CORPORATION
            ------------------------------------------------------
            (Exact Name of Registrant as Specified in Its Charter)


                                    CANADA
                            ----------------------
                 (State or Other Jurisdiction of Incorporation)


           0-24216                                      98-0140269
 ----------------------------              -----------------------------------
    (Commission File Number)               (I.R.S. Employer Identification No.)


       2525 Speakman Drive, Sheridan Park, Mississauga, Ontario L5K 1B1
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       (Address of Principal Executive Offices)              (Zip Code)


                                (905) 403-6500
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              (Registrant's Telephone Number, Including Area Code)


                                      n/a
       -----------------------------------------------------------------
         (Former Name or Former Address, if Changed Since Last Report)
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Item 2.   Acquisition or Distribution of Assets
-------   -------------------------------------


     Imax Corporation ("Imax") acquired all of the outstanding Ordinary Shares, "A" Ordinary Shares, "A" Preference Shares and "B" Preference Shares of Digital Projection International PLC ("DPI") on September 3, 1999. DPI's operations are based out of Manchester, England and Atlanta, Georgia.

     DPI is a designer and manufacturer of digital image delivery systems.
DPI's systems have been used to project high-quality images at rock concerts, casinos and trade shows, in business and corporate conferences and for a variety of other uses including museum displays, electronic billboards and on the sets of major news networks. Imax intends to use DPI's assets and personnel to continue DPI's business and for future strategic initiatives between DPI and Imax.

     Imax paid approximately U.S.$25.5 million in cash to acquire the shares of DPI, with an additional U.S.$1.5 million in contingent escrow funds subject to a net asset, balance sheet adjustment. The purchase price was determined based on the significant level of historic capital invested in DPI, an evaluation of its ongoing operations and the value placed upon its technology and intellectual property. The shares were acquired from all the former shareholders of DPI.

     The acquisition was financed using working capital.


Item 7.   Exhibits
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 2.1      Share Purchase Agreement

 2.2      Supplemental Share Purchase Agreement

 2.3      List of Schedules and Other Ancillary Attachments
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                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                IMAX CORPORATION



Date: September 16, 1999              By:    /s/ Richard L. Gelfond
                                             -----------------------------------
                                      Name:  Richard L. Gelfond
                                      Title: Co-Chairman and Co-Chief Executive
                                             Officer
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                                 EXHIBIT INDEX



Exhibit No.        Description of Exhibit
-----------        ----------------------

2.1                Share Purchase Agreement

2.2                Supplemental Share Purchase Agreement

2.3                List of Schedules and Other Ancillary Attachments